CONSENT OF MILLER ADVISORY CORP.


         We consent to the filing of our fairness opinion and accompanying letter in support thereof dated March 5, 2002, and April 7, 2003, with the Proxy Statement of The Deltona Corporation. We further consent to the reproduction of these materials in the Proxy Statement and to the representation in the Proxy Statement that unaffiliated security holders may rely upon the materials when making their investment decision.

                                             MILLER ADVISORY CORP.

                                             /s/ Ronald L. Miller
                                         By:__________________________________
                                             Ronald L. Miller, President
                                             Dated: December 5, 2003